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                                                                   EXHIBIT 10.18


              SUMMARY OF PRINCIPAL TERMS OF EMPLOYMENT ARRANGEMENTS


The following represent the principal terms of employment arrangements for Thomas J. Gravina, our President - Chief Executive Officer and a director, and Michael A. Peterson, our Executive Vice President - Chief Operating Officer, Chief Financial Officer and a director, that have been agreed in principal between the compensation committee of the board of directors of CoreComm Holdco, Inc. and the named executive, but are subject to formalization in fully executed employment contracts. Therefore, such contracts may contain different or additional material terms when finalized and executed. The terms herein take into account the 3-for-1 stock split by way of a stock dividend declared and paid on April 12, 2002.

THOMAS J. GRAVINA:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or by us

Title:                  President and Chief Executive Officer

Base salary:            $900,000

Bonuses: Quarterly bonus targets of $300,000 for 2002; quarterly bonus targets of $225,000 for each calendar year after 2002, in each case based on meeting EBITDA and free cash flow targets, whereby none of these quarterly bonuses would be paid if these targets are not met; bonus of $700,000 payable in connection with completion of the Holdco recapitalization process; and additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 967,500 shares of our common stock at an exercise price of $1.00 per share(1)

Benefits:               Appropriate for executive's position, including 401(k),
                        savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit; and long-term disability insurance providing a benefit of at least
                        $300,000 per year

Termination
without cause:          Up to two years bonus and salary payable upon
                        termination, plus two years option acceleration

Non-competition:        Customary non-compete and non-solicitation provisions

MICHAEL A. PETERSON:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or by us

Title: Executive Vice President - Chief Operating Officer and Chief Financial Officer

Base salary:            $500,000

Bonuses: Quarterly bonus targets of $150,000 for 2002; quarterly bonus targets of $112,500 for each calendar year after 2002, in each case based on meeting EBITDA and free cash flow targets, whereby none of these quarterly bonuses
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                        would be paid if these targets are not met; bonus of
                        $350,000 payable in connection with completion of the Holdco recapitalization process; additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 1,485,000 shares of our common stock at an exercise price of $1.00 per share(1)

Benefits:               Appropriate for executive's position, including 401(k),
                        savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit; and long-term disability insurance providing a benefit of at least
                        $300,000 per year

Termination
without cause:          Up to two years bonus and salary payable upon
                        termination, plus two years option acceleration

Non-competition:        Customary non-compete and non-solicitation provisions

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(1)   These options were granted to the named executive in January 2002.


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